1. Name and Address of Reporting Person
   REVELS, THOMAS R.
   10200 DAVID TAYLOR DRIVE
   PO BOX 37937
   CHARLOTTE, NC 28237-7937
2. Issuer Name and Ticker or Trading Symbol
   FIRST CHARTER CORPORATION (FCTR)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              1188.6955        D
Common Stock                                                                              0                I           BYRON T
                                                                                                                       REVELS
                                                                                                                       (STREET NAME)
Common Stock                                                                              0                I           COLIN T
                                                                                                                       REVELS
                                                                                                                       (STREET NAME)
Common Stock                       01/17/2002 R             12.062      A      $17.7293                    I           Joint -
                                                                                                                       Thomas Revels
                                                                                                                       & Leigh
                                                                                                                       Revels
Common Stock                       04/11/2002 R             10.9222     A      $19.7780                    I           Joint -
                                                                                                                       Thomas Revels
                                                                                                                       & Leigh
                                                                                                                       Revels
Common Stock                       07/11/2002 R             12.2201     A      $17.8387                    I           Joint -
                                                                                                                       Thomas Revels
                                                                                                                       & Leigh
                                                                                                                       Revels
Common Stock                       10/10/2002 R             13.7574     A      $16.4500   48.9617 <F1>     I           Joint -
                                                                                                                       Thomas Revels
                                                                                                                       & Leigh
                                                                                                                       Revels
Common Stock - Street Name                                                                850              D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Convertible    $14.455                                              01/14/2010 Common                      7.1915   D
Securities                                                                     Stock
Stock Option   $14.5                                                01/20/2010 Common                      1800     D
                                                                               Stock
Stock Option   $15.75                                               01/17/2011 Common                      1800     D
                                                                               Stock
Stock Option   $17.37                                               01/16/2012 Common                      2500     D
                                                                               Stock
Stock Option   $18                                                  10/14/2009 Common                      1800     D
                                                                               Stock
Stock Option   $26                                                  04/29/2008 Common                      1000     D
                                                                               Stock
DEFERRED       $0                                                   08/31/2008 Common                      197.897  D
COMPENSATION                                                                   Stock                       1
PLAN
DEFERRED       $12.8125                                             03/31/2010 Common                      78.0488  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.125                                              04/13/2010 Common                      9.9465   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.625                                              02/28/2010 Common                      18.3486  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.7188                                             01/31/2010 Common                      52.8474  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.875                                              04/28/2010 Common                      79.2793  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.563                                              07/31/2010 Common                      58.3671  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.8061                                             12/31/2010 Common                      368.74   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.8438                                             12/31/2009 Common                      43.7895  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $15.75                                               06/30/2010 Common                      79.3651  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $15.9063                                             07/13/2010 Common                      10.0091  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.125                                              11/30/2009 Common                      24.8062  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.45   10/10/2002 J <F2>    21.02       11/01/2002 10/10/2012 Common  21.02    $16.4500   21.02    D
COMPENSATION                                             <F3>       <F4>       Stock
PLAN
DEFERRED       $16.76   08/01/2002 N <F2>    17.9        09/02/2002 08/01/2012 Common  17.9     $16.7600   17.9     D
COMPENSATION                                             <F4>       <F5>       Stock
PLAN
DEFERRED       $16.85   10/02/2002 N <F2>    34.12       11/01/2002 10/02/2012 Common  34.12    $16.8500   34.12    D
COMPENSATION                                             <F2>       <F5>       Stock
PLAN
DEFERRED       $17.063                                                         Common                      38.0952  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.25                                                          Common                      11.5945  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.44   01/30/2002 N <F2>    34.4        02/01/2002 01/30/2012 Common  34.4     $17.4400   34.4     D
COMPENSATION                                             <F4>       <F5>       Stock
PLAN
DEFERRED       $17.5                                                09/30/2009 Common                      37.1429  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.7293 01/17/2002 J <F2>    17.09       02/01/2002 01/17/2012 Common  17.0992  $17.7293   17.0992  D
COMPENSATION                                 92          <F4>       <F5>       Stock
PLAN
DEFERRED       $17.7557                                                        Common                      3.0246   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.8387 07/11/2002 J <F2>    18.14       08/01/2002 07/11/2012 Common  18.14    $17.8387   18.14    D
COMPENSATION                                             <F4>       <F5>       Stock
PLAN
DEFERRED       $17.884                                                         Common                      2.0351   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.13   04/02/2002 N <F2>    35.85       05/01/2002 04/02/2012 Common  35.85    $18.1300   35.85    D
COMPENSATION                                             <F4>       <F5>       Stock
PLAN
DEFERRED       $18.1875                                                        Common                      32.9897  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.23                                               12/19/2012 Common                      68.324   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.563                                                         Common                      21.5488  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.98                                               10/14/2009 Common                      4.6303   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19                                                             Common                      78.9473  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19                                                  10/31/2009 Common                      21.0526  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19.5    06/28/2002 N <F2>    25.64       07/01/2002 06/28/2012 Common  25.64    $19.5000   25.64    D
COMPENSATION                                             <F4>       <F5>       Stock
PLAN
DEFERRED       $19.52   05/23/2002 N <F2>    7.68        06/03/2002 05/23/2012 Common  7.68     $19.5200   7.68     D
COMPENSATION                                             <F4>       <F5>       Stock
PLAN
DEFERRED       $19.6614                                                        Common                      3.3386   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19.778  04/11/2002 J <F2>    15.92       05/01/2002 04/11/2012 Common  15.92    $19.7780   15.92    D
COMPENSATION                                             <F4>       <F3>       Stock
PLAN
DEFERRED       $20.22   05/01/2002 N <F2>    22.26       06/03/2002 05/01/2012 Common  22.26    $20.2200   22.26    D
COMPENSATION                                             <F4>       <F5>       Stock
PLAN
DEFERRED       $21.625                                                         Common                      18.4971  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $22.6875                                             07/31/2009 Common                      17.6309  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $23.1683                                             07/15/2009 Common                      3.3685   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $24.219                                                         Common                      24.7739  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $24.6875                                                        Common                      26.3291  D
COMPENSATION                                                                   Stock
PLAN

Explanation of Responses:

<F1>
T. Revels - Common Stock Ownership of all shares represents joint ownership between Thomas R. Revels and Leigh B. Revels
<F2>
Dividend Reinvestment of Common Stock related to acquisition of Common Stock under First Charter Corporation Deferred Compensation Plan for Non-Employee Directors.
<F3>
Non-Qualified option carried forward in accordance to the merger agreement with Bank of Union.
<F4>
Non-Employee directors may withdraw common stock from the deferred comp plan the 1st day of the calendar month following retirement, death, or termination.
<F5>
No expiration date

SIGNATURE OF REPORTING PERSON
/s/ THOMAS R. REVELS

DATE
02/14/2003